Exhibit 10.73

Execution

MINIMUM PAYMENT GUARANTY

THIS MINIMUM PAYMENT GUARANTY (this “Guaranty”), executed and delivered as of February 2, 2023, is given by HALL OF FAME RESORT & ENTERTAINMENT COMPANY, a Delaware corporation, and HOF VILLAGE NEWCO, LLC, a Delaware limited liability company, each with an address at 2014 Champions Gateway, Canton, Ohio 44708 (“HOFREco” and “HOFV Newco”, respectively; each is referred to herein, together with its successors and any permitted assigns, as a “Guarantor”, and both such Guarantors, jointly, severally, and collectively, are referred to herein as the “Guarantors”), to the STARK COUNTY PORT AUTHORITY, an Ohio port authority and a body corporate and politic (“Stark Port”) and THE HUNTINGTON NATIONAL BANK, as trustee with respect to the Series 2023 Bonds referred to below (“Trustee”).

Capitalized words and terms not otherwise defined herein shall have the meanings assigned to them in the Master Definitions List appended to the Cooperative Agreement dated as of February 1, 2023 (“Cooperative Agreement”), among Stark Port, the Guarantors and the City of Canton, Ohio (“City”) joined, to the extent stated therein, by HOF Village Stadium, LLC, HOF Village Youth Fields, LLC, HOF Village Center for Excellence, LLC, HOF Village Center for Performance, LLC, HOF Village Retail I, LLC and HOF Village Retail II, LLC, each a Delaware limited liability company (collectively, together with the Guarantors, the “Developer Parties”).

Recitals:

A. Pursuant to Ohio law, including the Authorizing Acts, and at the request of the Guarantors, Stark Port has authorized the issuance, sale and delivery of the Series 2023 Bonds pursuant to the Bond Legislation, the Cooperative Agreement, the Indenture and the 2023 Placement Agreement, to finance and refinance costs of the Projects, including the refunding of port authority revenue bonds (“Prior Bonds”) and the termination of and release from certain obligations and agreements of Guarantors, including a guaranty of certain related payments by HOFV (“Prior Guarantor Agreements”), and such financing and refinancing, including that refunding and the anticipated release and termination of the Prior Guarantor Agreements, is expected to result in substantial benefits to the Guarantors, both directly and through their respective interests in other Developer Parties.

B. The sale of the Series 2023 Bonds pursuant to the 2023 Placement Agreement, and the delivery of the Series 2023 Bonds to the Original Purchaser against payment of the purchase price thereof, is conditioned on the delivery of this Guaranty, as an unconditional joint and several obligation of the Guarantors.

C. Stark Port is unwilling to enter into the Cooperative Agreement, to execute and deliver the other Port Authority Transaction Documents or to issue the Series 2023 Bonds unless each Guarantor delivers this Guaranty.

D. The Trustee is unwilling to enter into the Indenture or to authenticate and deliver the Series 2023 Bonds unless each Guarantor delivers this Guaranty.

E. HOFREco is the sole member of HOFV Newco, and HOFV Newco is the sole member of each of the other Developer Parties (other than the Guarantors) and, as a result, there exist, and it is anticipated that there will continue to exist, economic and business contacts and activities between Guarantors and the other Developer Parties with respect to the Development, that are expected to be of direct and substantial benefit to Guarantors, and upon issuance of the Series 2023 Bonds and refunding of the Prior Bonds, the Prior Guarantor Agreements will be released and Guarantors will be relieved of their respective obligations thereunder, and therefore the Guarantors have each determined that it is in the best interest of such Guarantor to enter into and deliver this Guaranty.

NOW, THEREFORE, in consideration of the covenants contained herein and the recitals herein expressed and other valuable consideration, receipt and sufficiency of which is hereby acknowledged, each Guarantor hereby agrees as follows:

1. As an inducement to (i) Stark Port to enter into the Cooperative Agreement and the other Port Authority Transaction Documents, and to issue the Series 2023 Bonds to finance and refinance costs of the Projects, including the refunding of the Prior Bonds, and (ii) the Trustee to enter into the Indenture and authenticate and deliver the Series 2023 Bonds to the Original Purchaser, and to satisfy one of the conditions under the 2023 Placement Agreement to the obligation of the Original Purchaser to pay the purchase price of and accept delivery of the Series 2023 Bonds, and to thereby achieve the direct and substantial benefits expected therefrom for the Guarantors, the Development and each of the Developer Parties, and the resulting and additional benefits expected to redound to the benefit of each Guarantor, and in consideration thereof, the Guarantors have each executed and delivered this Guaranty to the Trustee and Stark Port.

2. The Guarantors hereby absolutely and unconditionally guarantee and agree to pay (if not otherwise paid), as a joint and several obligation of any party within the definition of the Guarantors, from time to time when due, whether at one time or from time to time, the payment of each and all of the Minimum Payments, when due, under the Cooperative Agreement and the applicable TIF Declarations, together with interest thereon at the Interest Rate for Advances, from the date due until paid with respect to any Minimum Payments guaranteed hereunder and not timely paid (collectively, the “Obligations”). This Guaranty is not a guaranty of collection, but rather this Guaranty is an irrevocable, absolute, unconditional, joint and several guarantee of prompt payment and performance of the Obligations. Each Guarantor acknowledges receipt of an executed copy of, and is familiar with, the provisions of the Cooperative Agreement and the TIF Declarations.

Notwithstanding the foregoing, Guarantors' obligations under this Guaranty to pay the Minimum Payments when due under Section 2.5 of the Cooperative Agreement shall be subject to release with the written consent of the Majority Holders, and shall be subject to termination upon written request of a Guarantor accompanied by a report of the Administrator to the effect that the aggregate Net Statutory Service Payments from the TIF Properties have been equal to or greater than 105% of the Projected Net Statutory Service Payments (for all of the TIF Properties) for three consecutive Tax Collection Years beginning not earlier than Tax Collection Year 2024.

3. Guarantors shall be in default hereunder, which occurrence will also constitute a default under the Transaction Documents, if the Guarantors (a) fail to comply in any material respect with the covenants contained in Section 2 hereof or any other covenants, obligations and agreements of the Guarantors under this Guaranty and (b) fail to cure such default within any specified grace period with respect to such default.

4. Each Guarantor warrants that (a) there is no prohibition in any agreement to which such Guarantor is a party which in any way restricts or prevents the execution of this Guaranty and performance of such Guarantor's obligations herein in any respect, and (b) this instrument has been duly executed and is a valid and binding obligation of such Guarantor.

5. Each Guarantor further warrants that (a) such Guarantor is not insolvent, (b) such Guarantor's property and assets are not subject to any claims, liabilities, liens, or encumbrances which could reasonably be expected to materially and adversely impair such Guarantor's ability to perform its obligations under this Guaranty, and (c) there is no pending litigation or, to the actual knowledge of the chief executive officer, chief financial officer or chief legal officer of either Guarantor, any written threat (or threat otherwise specifically communicated to any such officer) of litigation against such Guarantor which could reasonably be expected to have a material and adverse effect on such Guarantor's ability to perform its obligations under this Guaranty.

6. Each Guarantor further represents and warrants that its execution and delivery of this Guaranty to satisfy one of the conditions to the issuance, sale and delivery of the Series 2023 Bonds pursuant to the other Transaction Documents, and the agreements of Stark Port and the Trustee with respect to the issuance, sale and delivery of the Series 2023 Bonds and the refunding of the Prior Bonds, and the resulting release of the Prior Guarantor Agreements, will result in direct and indirect benefits to such Guarantor.

7. Except as otherwise provided herein, each Guarantor hereby expressly waives the right to receive notice of, to consent to, or to receive any additional consideration on account of any of the following, and each Guarantor hereby agrees that its obligations under this Guaranty shall not be released, diminished, impaired, reduced, or otherwise affected by the occurrence of any of the following events (or the fact that any of such events have occurred); provided, that no such event shall increase the amount due hereunder (to an amount in excess of the Obligations) or, unless consented to by the Guarantors in writing, alter the conditions for release or termination of this Guaranty:

(a) The amendment, renewal, extension, restatement, or assignment of any part or all of the Cooperative Agreement, the TIF Declarations, other Transaction Documents or any other documents evidencing, securing, or pertaining thereto or to the Series 2023 Bonds, or any forbearance or other agreement by Stark Port or the Trustee to accept a deferred payment or performance of any Obligations, or any of the obligations guaranteed hereunder, by mutual agreement of any or all of Stark Port, the Trustee, either or both Guarantors, and/or any other Developer Parties, or by Stark Port and the Trustee pursuant to Section 7(e) below.

(b) The cancellation of any part of the Obligations or the release of the Developer Parties, the Owners or any other Person from liability for all or any part of the Obligations, excepting only any such reduction or release of Minimum Service Payments, and related Minimum Payment obligations, as contemplated in the Cooperative Agreement and applicable TIF Declarations, upon the redemption of Series 2023 Bonds pursuant to Section 4.01(e) of the Indenture from the net proceeds of insurance or an award in connection with a taking of all or part of any Minimum Payment Property (in which event, subsequent Obligations hereunder will be reduced to the same extent that the Minimum Payments are so reduced); it being acknowledged and agreed by Guarantors that Guarantors may be required to pay or perform the Obligations in full without the assistance or support of any other Person, and Guarantors have not been induced to enter into this Guaranty on the basis of any contemplation, belief, understanding, or agreement that any other Person shall at all, or any, times be liable to pay or perform the Obligations or that Stark Port or the Trustee shall look to other Persons to pay or perform the Obligations.

(c) The failure to perfect a lien (or the unenforceability of any lien) in any collateral intended as security for all or any part of the Statutory Service Payments, Minimum Payments or any other payments that, if made, would reduce the amount of the Obligations; or the release of, the surrender of, the exchange of, or the substitution of all or any part of such collateral; or the subordination of any such lien to any other lien or liens covering such collateral; or the deterioration, waste, loss, or impairment (including without limitation, negligent, willful, unreasonable, or unjustifiable impairment) of any such collateral; it being acknowledged by each of the Guarantors that it is not, and the Guarantors are not, entering into this Guaranty in reliance on or in contemplation of the benefits of any collateral for the Statutory Service Payments, Minimum Payments or any other payments, or the value of any such collateral, or the validity or enforceability of any lien thereon or security interest therein.

(d) The addition of any collateral as security for, or the addition of any Person as a party with liability for, the payment or performance of all or any part of the Statutory Service Payments, Minimum Payments or any other payments that, if made, would reduce the amount of the Obligations.

(e) Any action taken with respect to any other obligor with respect to the Obligations, or any action taken with respect to all or any part of the Statutory Service Payments, Minimum Payments or any other payments that, if made, would reduce the amount of the Obligations, or to or any documents evidencing, securing, or pertaining to any thereof, including but not limited to, any settlement or compromise of any amount due thereunder, or any action having the effect of reducing any amount due thereunder or with respect thereto, the pursuit of any particular remedy before any other remedy, or the exercise of, or waiver or failure to timely exercise, any right conferred thereunder, the exercise of such rights being wholly discretionary with Stark Port and the Trustee.

(f) Any dissolution, insolvency, bankruptcy, disability, or lack of authority of the Developer Parties, Owners or any Person (including any other Guarantor or other guarantor of any related obligations) at any time liable for the payment or performance of all or any part of the Statutory Service Payments, Minimum Payments or any other payments that, if made, would reduce the amount of the Obligations.

(g) Any neglect, delay, omission, failure, or refusal of Stark Port, the Trustee or any other party with enforcement rights to foreclose on any collateral for the Obligations, or for the Statutory Service Payments, Minimum Payments or any other payments that, if made, would reduce the amount of the Obligations, or to sue or take any other action to enforce the collection or performance of all or any part of the Obligations, all or any part of the Statutory Service Payments, Minimum Payments or any other payments that, if made, would reduce the amount of the Obligations, or any right contained in any document evidencing, securing, or pertaining thereto.

(h) The failure of Stark Port, the Trustee or any other party with enforcement rights to exercise diligence, commercial reasonableness or reasonable care in the preservation, protection, enforcement, sale, or other handling of all or any part of the collateral for any of the Obligations, or for any of the Statutory Service Payments, Minimum Payments or any other payments that, if made, would reduce the amount of the Obligations, or in bringing suit against the Developer Parties, Owners, any Guarantor or any other Person to enforce any of the Obligations, or the Statutory Service Payments, Minimum Payments or any other payments that, if made, would reduce the amount of the Obligations, or any other liability of any such Person.

8. Each Guarantor agrees that, until all of the Obligations have been paid in full, it will not exercise any rights it may have at law or in equity, including, without limitation, rights under any law subrogating such Guarantor to the rights of Stark Port or the Trustee, to seek contribution, indemnification, or any other form of reimbursement from any of the Developer Parties, any other Guarantor, or any other Person now or hereafter primarily or secondarily liable for any obligations of the Developer Parties or the Owners to Stark Port or the Trustee with respect to the Statutory Service Payments, Minimum Payments or any other payments that, if made, would reduce the amount of the Obligations, for any payment or disbursement made by such Guarantor under or in connection with this Guaranty.

9. Notice of the acceptance by Stark Port and the Trustee of this Guaranty, of the creation of the Obligations (or of the Statutory Service Payments or Minimum Payments), and of any extensions and renewals of or relating to the Obligations (or any other such payments), is hereby waived, as is presentment of any notes or other instruments or agreements representing or evidencing any such indebtedness, notice of nonpayment, protest, and notice of protest. Each Guarantor further waives all notices to which such Guarantor might otherwise be entitled by law and all defenses, legal or equitable, available to such Guarantor, except for payment of the Obligations.

10. At the option of Stark Port or the Trustee, Stark Port or the Trustee may have other Persons become liable on the Obligations, or on the Statutory Service Payments, Minimum Payments or any other payments that, if made, would reduce the amount of the Obligations, and on any extensions and renewals thereof, and Stark Port or the Trustee may sell, settle or release any security or release the liability of such other Persons without notice to Guarantors and without impairing the rights of Stark Port or the Trustee hereunder, and neither Stark Port nor the Trustee need proceed against any other Developer Parties, the Owners or any other Persons, or any collateral or other security, before enforcing liability for the Obligations under this Guaranty. The obligations of Guarantors hereunder shall not be released, discharged or in any way affected, nor shall any Guarantor have any rights or recourse against Stark Port or the Trustee whatsoever, by reason of the fact that a valid lien or security interest in any collateral taken by Stark Port or the Trustee from the Developer Parties or the Owners is not perfected by Stark Port or the Trustee, or by reason of any action Stark Port or the Trustee may take or omit to take in connection with any credit that may be extended by Stark Port to the Developer Parties or Owners, or for any other reason whatsoever relating to the acceptance and enforcement of this Guaranty or any other obligations of the Developer Parties or other Owners. Stark Port or the Trustee may, without notice to or consent of any Guarantor and without in any way affecting the liability of any Guarantor, modify, waive, amend, supplement or otherwise change any of the terms, conditions, provisions, restrictions or liabilities contained in any instrument evidencing or pertaining to the Obligations, the Statutory Service Payments, Minimum Payments, or any other payments that, if made, would reduce the amount of the Obligations, or any other indebtedness or obligation guaranteed hereby.

11. This Guaranty is a continuing guaranty, inuring to the benefit of Stark Port and the Trustee and their successors and assigns, and binding upon Guarantors and their respective successors and assigns, and the personal representatives, heirs, successors and assigns of any thereof. This Guaranty shall be construed in accordance with the laws of the State of Ohio. If any term or provision of this Guaranty shall be held to be illegal or unenforceable, the validity of the remaining provisions shall not be affected thereby and shall remain in full force and effect. In connection with any action, claim, suit or other legal proceeding brought to enforce this Guaranty, each Guarantor irrevocably agrees to the jurisdiction of any court of record situated in Stark County, Ohio, agrees that venue will lie in any such court, and agrees that any judgment taken in such court, whether by default or otherwise, shall be enforceable in any court of record with jurisdiction over the person or property of such Guarantor.

12. EACH GUARANTOR, AFTER CONSULTING WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT SUCH GUARANTOR MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS GUARANTY, OR ANY OF THE OBLIGATIONS, OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ITS ACTIONS. GUARANTORS SHALL NOT SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY GUARANTORS, STARK PORT AND THE TRUSTEE.

[Signatures on following page]

IN WITNESS WHEREOF, each Guarantor has executed this Guaranty as of date first written above.

HOF VILLAGE NEWCO, LLC	HALL OFF AME RESORT & ENTERTAINMENT COMPANY

/s/ Michael Crawford	By:	/s/ Michael Crawford
Michael Crawford,		Michael Crawford, President and
President and Chief Executive Officer		Chief Executive Officer

STATE OF OHIO	)
) ss
COUNTY OF STARK	)

This is an acknowledgment clause. No oath or affirmation was administered to the signer.

The foregoing instrument was acknowledged before me this 21 day of December, 2022, by Michael Crawford, the President and Chief Executive Officer of HOF Village Newco, LLC, a Delaware limited liability company, and Hall of Fame Resort & Entertainment Company, a Delaware corporation, on behalf of each of the limited liability company and the corporation.

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